Exhibit 99.3

CONTACTS:
Richard Leland	Karen Denning
Investor Relations	Media Relations
561-438-3796	630-438-7445
Richard.Leland@officedepot.com	Karen.Denning@officedepot.com

OFFICE DEPOT ANNOUNCES REDEMPTION OF

9.75% SENIOR SECURED NOTES DUE 2019

Boca Raton, Fla. August 3, 2016 – Office Depot, Inc. (NASDAQ: ODP) today announced it intends to call its 9.75% Senior Secured Notes due 2019 (the “Notes”) for redemption on September 15, 2016. The Notes will be redeemed for cash at a price equal to 104.875% of the principal amount of the Notes plus accrued and unpaid interest up to, but excluding, the redemption date (the “Redemption Price”). The aggregate principal outstanding of the Notes is $250,000,000.

From the redemption date forward, the Notes will no longer be deemed outstanding, interest will no longer accrue and holders will have no rights other than the right to receive the Redemption Price, without interest, upon surrender of the Notes. Payment of the Redemption Price will be made only upon presentation and surrender of the Notes to U.S. Bank, National Association, the trustee and paying agent, during its business hours at the address specified in the Notice of Redemption. The Notice of Redemption is expected to be mailed to holders of the Notes on or about August 10, 2016.

Questions regarding the Notice of Redemption should be directed to U.S. Bank, National Association, Bondholder Services at 1-800-934-6802 between the hours of 8:00 AM and 6:00 PM CST Monday through Friday, or visit their website at www.usbank.com/corporatetrust and click on the “Bondholder Information” link.

This press release is not an offer to sell or a solicitation of an offer to buy any securities.

About Office Depot, Inc.

Office Depot, Inc. is a leading global provider of products, services, and solutions for every workplace – whether your workplace is an office, home, school or car.

Office Depot, Inc. is a resource and a catalyst to help customers work better. We are a single source for everything customers need to be more productive, including the latest technology, core office supplies, print and document services, business services, facilities products, furniture, and school essentials.

The Company has annual sales of approximately $14 billion, employs approximately 49,000 associates, and serves consumers and businesses in 59 countries with approximately 1,800 retail stores, award-winning e-commerce sites and a dedicated business-to-business sales organization – all delivered through a global network of wholly owned operations, franchisees, licensees and alliance partners. The Company operates under several banner brands including Office Depot, OfficeMax, Grand & Toy, and Viking. The company’s portfolio of exclusive product brands include TUL, Foray, Brenton Studio, Ativa, WorkPro, Realspace and HighMark.

Office Depot, Inc.’s common stock is listed on the NASDAQ Global Select Market under the symbol “ODP”. Additional press information can be found at: http://news.officedepot.com.

All trademarks, service marks and trade names of Office Depot, Inc. and OfficeMax Incorporated used herein are trademarks or registered trademarks of Office Depot, Inc. and OfficeMax Incorporated, respectively. Any other product or company names mentioned herein are the trademarks of their respective owners.